Exhibit 99.1

Aqua Metals Produces First AquaRefined Lead at World’s First AquaRefinery

Sets in Motion the Industry’s Only Clean Lead Recycling Process

ALAMEDA, Calif. – November 1, 2016 – Aqua Metals (NASDAQ: AQMS) today announced that it has produced the first-ever AquaRefined lead at its flagship AquaRefinery in McCarran, Nevada. AquaRefining is a water-based, room-temperature process and is the only clean lead recycling method.

“This is a major milestone – not just for our company, but for the entire industry,” said Dr. Stephen R. Clarke, Chairman and CEO of Aqua Metals. “Our commercial-scale AquaRefining modules have the potential to revolutionize lead recycling and make lead-acid batteries the only truly sustainable battery technology. We are confident that our lead products will exceed the most rigorous industry specifications. I am extremely proud of our entire team for making this dream a reality.”

AquaRefining uses an entirely reusable water-based technology to produce ingots of ultrapure lead. Through its own on-site assay, Aqua Metals has verified that the lead produced in the AquaRefining module is over 99.99 percent pure. The Company will send its initial production samples to several U.S. battery manufacturing companies—which collectively represent over 50 percent of U.S. battery production—to allow them to conduct their own assays.

Aqua Metals previously demonstrated the effectiveness of its technology at bench scale, pilot scale and with a single, full-size electrolyzer. The Company has now produced high-quality AquaRefined lead with a commercial-scale AquaRefining module at its facility in the Tahoe-Reno Industrial Center in Nevada.

“This is the most critical step in the commissioning process of the Nevada AquaRefinery,” Dr. Clarke continued. “Over the coming weeks we plan to fully integrate the front-end battery-breaking portion of the facility.”

Aqua Metals manufactures AquaRefining modules at its headquarters in Alameda, California. The Company has built and delivered a total of five modules to its Nevada AquaRefinery thus far and currently plans to install and commission a total of 16 modules for initial production capacity of 80 metric tons of lead per day. The Company anticipates that the Nevada AquaRefinery will reach its initial production capacity within the coming months.

Aqua Metals has formed strategic partnerships with Interstate Batteries and Battery Systems International and is in discussions with nearly every major U.S. based battery manufacturer and recycler, as well as data center operators and household internet brands (which use lead-acid batteries for backup power).

About Aqua Metals

Aqua Metals (NASDAQ: AQMS) is reinventing lead recycling with its patent-pending AquaRefiningTM technology. Unlike smelting, AquaRefining is a room temperature, water-based process that is fundamentally non-polluting. Aqua Metals expects its modular AquaRefining systems to allow the lead-acid battery industry to simultaneously reduce negative environmental impacts and increase production to meet rapidly growing demand. Aqua Metals is based in Alameda, California and built its first recycling facility in Nevada’s Tahoe-Reno Industrial Center.

Safe Harbor

This press release contains forward-looking statements concerning Aqua Metals, Inc., the lead-acid battery recycling industry, the intended benefits of its agreements with Interstate Batteries, the future of lead-acid battery recycling via traditional smelters, the Company’s development of its commercial lead-acid battery recycling facilities and the quality, efficiency and profitability of Aqua Metals’ proposed lead-acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the fact that Company has only recently commenced lead producing operations, thus subjecting the Company to all of the risks inherent in a pre-revenue start-up; (2) the uncertainties involved in any new commercial relationship and the risk that Aqua Metals will not receive the intended benefits of its agreements with Interstate Batteries; (3) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its recycling facilities; (4) changes in the federal, state and foreign laws regulating the recycling of lead-acid batteries; (5) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (65) those other risks disclosed in the section “Risk Factors” included in the Annual Report on Form 10-K filed with the SEC on March 28, 2016. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

Media Relations:

Antenna

Brigit Carlson

201-465-8031

brigit@antennagroup.com

www.antennagroup.com

Investor Relations:

MZ North America

Greg Falesnik

949-385-6449

greg.falesnik@mzgroup.us

www.mzgroup.us